UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2015

Bio-Reference Laboratories, Inc.
(Exact Name of Registrant as Specified in Charter)

New Jersey	0-15266	22-2405059
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

481 Edward H. Ross Drive,
Elmwood Park, NJ 07407
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (201) 791-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events.

As previously disclosed, Bio-Reference Laboratories, Inc. (the “Company”) and OPKO Health, Inc. (“OPKO”) have entered into a merger agreement pursuant to which, subject to the satisfaction or waiver of certain conditions, the Company will be merged into a direct wholly owned subsidiary of OPKO (the “merger”).

On July 2, 2015, OPKO filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which was amended by Amendment No. 1 on July 15, 2015, and was declared effective on July 17, 2015.

On July 20, 2015, the Company filed a definitive proxy statement (the “Proxy Statement”) under cover of a Schedule 14A with the SEC.

In connection with the settlement of certain shareholder litigation challenging the merger and pursuant to a memorandum of understanding, as described below, the Company hereby amends and supplements the Proxy Statement as follows. The Company does not concede that any such supplemental disclosures were or are required under any applicable statute, rule, regulation or law.

The disclosures appear under the appropriate section heading that corresponds to the sections in the Proxy Statement. The Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in this Current Report on Form 8-K. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein is more current. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Proxy Statement.

The Merger - Background of the Merger

The Section of the Proxy Statement “The Merger - Background of the Merger” starting on page 58 of the Proxy Statement is hereby amended and restated as follows:

“The board of directors and senior management of Bio-Reference regularly review and assess Bio-Reference’s operations, performance, prospects and strategic direction. As part of this review and assessment, Bio-Reference’s board and management regularly consider potential strategic alternatives, including potential business combinations, to achieve Bio-Reference’s strategic goals, strengthen Bio-Reference’s business and maximize shareholder value. Over time, Bio-Reference’s expanding focus on “esoteric” laboratory testing (as compared to routine clinical tests) enabled Bio-Reference to develop a wealth of genomic and gene-sequencing data and technological solutions, and Bio-Reference’s management and board began to explore strategic alternatives to unlock the value of its laboratory franchise, including by creating a larger healthcare platform, that could leverage these technological solutions and data in order to facilitate new drug discovery. In 2009, Bio-Reference engaged Allen & Company LLC, which we refer to herein as Allen & Company, as Bio-Reference’s financial advisor to assist Bio-Reference’s management and board in analyzing and exploring these tactical and strategic alternatives, including potential business combinations, and considering industry dynamics on Bio-Reference’s standalone prospects.

Over the next five years, management of Bio-Reference and, in accordance with Bio-Reference’s directives, Allen & Company had exploratory conversations with numerous potential strategic partners regarding various potential strategic transactions to leverage the value of Bio-Reference’s laboratory franchise, although none of these discussions involved any specific proposals or advanced past exploratory discussions and due diligence. The management of Bio-Reference regularly reported to, and took direction from, the Bio-Reference board regarding these efforts throughout this period.

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In early 2014, at the direction of the Bio-Reference board, Bio-Reference’s management intensified its review and analysis of strategic options, including potential business combinations. During 2014 and 2015, Bio-Reference and, in accordance with Bio-Reference’s directives, Allen & Company, had preliminary discussions on behalf of Bio-Reference with over 20 U.S. and international potential counterparties (including seven financial sponsors) regarding a variety of potential strategic transactions involving Bio-Reference. Bio-Reference took a broad approach to identifying potential counterparties; potential counterparties included companies with which Bio-Reference had ordinary course commercial relationships, Bio-Reference’s competitors and peers, Bio-Reference’s customers, counterparties that Bio-Reference believed could help unlock the value of its laboratory franchise, and counterparties that Bio-Reference believed might have an interest in acquiring companies similar to Bio-Reference. Discussions with potential counterparties ranged from general exploratory discussions to more detailed discussions and management presentations regarding potential acquisitions, joint ventures and investments, including potential acquisitions of Bio-Reference.

During the 2014-2015 period, Bio-Reference entered into confidentiality agreements and exchanged non-public due diligence materials with 12 of these potential counterparties, of which seven were financial sponsors and five were strategic companies. Ten of the 12 confidentiality agreements that Bio-Reference executed with potential counterparties included standstill provisions. As of the filing of the Form S-4, two of these ten confidentiality agreements included so-called “don’t ask, don’t waive” provisions that prohibited such counterparties from, among other things, making a public or private proposal for a business combination with or acquisition of Bio-Reference (and prohibited them from seeking a waiver of this prohibition). On July 22, 2015, Bio-Reference sent letters to these two entities waiving the “don’t ask, don’t waive” provisions of the aforementioned confidentiality agreements. Accordingly, none of the 12 potential counterparties with which Bio-Reference executed confidentiality agreements is prohibited from making a potential superior proposal to acquire Bio-Reference.

Discussions with a number of the 12 potential counterparties continued up until the date Bio-Reference entered into the merger agreement with OPKO on June 3, 2015, although none of the discussions with any of the 12 potential counterparties that executed confidentiality agreements with Bio-Reference reached a point where a specific price for the purchase of Bio-Reference was proposed. Management regularly reported to, and took direction from, the Bio-Reference board regarding the status of the discussions with the various potential counterparties, including presentations at Bio-Reference’s quarterly board meetings during Spring 2014 through Spring 2015. In addition, in late 2014 and early 2015, Bio-Reference, together with its advisors, analyzed whether a potential strategic transaction with either of the two largest U.S. laboratory testing companies would be feasible and in the best interests of Bio-Reference’s shareholders considering, among other matters, the effects of such a potential strategic transaction on Bio-Reference’s employees, and, at its December 16, 2014 meeting, the Bio-Reference board reviewed materials prepared by Davis Polk regarding antitrust regulatory considerations relating to such a transaction and the Bio-Reference board discussed its view that Bio-Reference should not pursue a transaction with either of such laboratory testing companies because of antitrust regulatory constraints. The Board’s view was based on, among other things, the likelihood that a transaction with either of such laboratory companies could result in a lengthy Federal Trade Commission investigation with no assurance of a favorable resolution, as well as concerns about sharing confidential information with competitors and concerns that discussions with such competitors, were such discussions to be leaked or disclosed, could adversely affect Bio-Reference’s relationships with customers and employees and therefore Bio-Reference’s value. Bio-Reference did not approach the two largest U.S. laboratory testing companies because of such considerations and determinations and, accordingly, did not exchange confidential information with such companies.

On March 3, 2015, the Bio-Reference board held a regular meeting, during which it discussed, among other things the company’s recent financial results, industry trends, and the status of the discussions with potential counterparties regarding a strategic transaction generally. Senior management indicated that it would continue such discussions and report back to the Bio-Reference board on any developments.

On March 20, 2015, Dr. Phillip Frost, MD, the Chairman and Chief Executive Officer of OPKO, requested through an intermediary a meeting with Charles T. Todd, Jr., Bio-Reference’s Senior Vice

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President of Sales and Marketing, to discuss a potential commercial relationship or strategic transaction between OPKO and Bio-Reference that could provide an outlet for OPKO’s diagnostic services and products. Prior to the requested meeting, OPKO confirmed its obligations under a 2011 confidentiality agreement with Bio-Reference relating to pre-existing ordinary course commercial discussions. Dr. Frost and Mr. Todd met on March 25, 2015 in Miami, Florida and, at this meeting, Dr. Frost expressed an interest in exploring a potential acquisition of Bio-Reference by OPKO. Dr. Frost did not propose an exchange ratio or other economic terms of an acquisition proposal at this time. Dr. Frost invited Mr. Todd and other members of Bio-Reference’s management to have a further meeting to discuss OPKO’s interest. During this meeting, Dr. Frost expressed his respect for Bio-Reference’s management team and his belief that maintaining continuity of that management team following a potential transaction was important to the success of the post-transaction entity.

On March 30, 2015, Dr. Marc Grodman, MD, Chairman, President and Chief Executive Officer of Bio-Reference, sent Dr. Frost certain background information concerning Bio-Reference’s vision statement.

On April 1, 2015, Mr. Todd, Dr. Grodman, and Richard Faherty, Senior Vice President, Corporate Affairs, Interoperability and Communications of Bio-Reference, met with Dr. Frost and other members of OPKO’s senior management to further discuss their respective companies and OPKO’s interest in a potential acquisition of Bio-Reference. Later that day, Dr. Grodman and Dr. Frost had a preliminary conversation regarding valuation to provide more information for their respective boards of directors to determine whether Bio-Reference’s and OPKO’s respective views on valuation were sufficiently close to warrant the time, expense and resources that would be necessary to more fully consider a potential transaction. Without proposing a specific transaction structure or per share price, Dr. Grodman suggested that in his view, to be attractive to the Bio-Reference board, any transaction should involve a price of at least $45 per share of Bio-Reference common stock, and Dr. Frost responded that he believed the OPKO board might consider a transaction price of $42 per share of Bio-Reference common stock to be more appropriate. Dr. Grodman notified members of the Bio-Reference board of these preliminary conversations over the next two days and scheduled a special meeting of the Bio-Reference board to discuss these developments for April 9, 2015. Following the April 9, 2015 meeting, the management of Bio-Reference reported on a regular and routine basis to members of the Bio-Reference board regarding discussions and negotiations with OPKO.

On April 8, 2015, Drs. Grodman and Frost met again and continued their discussions regarding a potential transaction. Also on April 8, 2015, Dr. Frost visited Bio-Reference’s headquarters. During the course of his conversations with Dr. Grodman on April 8, 2015, Dr. Frost proposed that OPKO acquire Bio-Reference in a stock-for-stock merger in which each Bio-Reference shareholder would receive shares of OPKO common stock valued at $43.50 per share of Bio-Reference common stock, which represented a premium of approximately 26.1% to the closing price of Bio-Reference’s common stock on April 7, 2015. Dr. Frost and Dr. Grodman did not discuss a specific exchange ratio or the timing of how a specific exchange ratio would be determined. Although no specific exchange ratio was discussed on April 8, 2015, the implied exchange ratio based on the closing price of OPKO common stock on April 7, 2015 was 3.00 shares of OPKO common stock for each share of Bio-Reference common stock. Drs. Grodman and Frost also discussed the potential governance structure of Bio-Reference following the proposed transaction, including Dr. Frost’s expectation that Dr. Grodman would continue to act as chief executive officer of Bio-Reference following the closing of the proposed transaction. From time to time throughout the discussions of a potential transaction, OPKO reiterated its strong interest in retaining Bio-Reference management following the consummation of a potential transaction, although Drs. Grodman and Frost did not discuss any specific financial terms of any such employment arrangements until late May 2015, as described below.

On April 9, 2015, the Bio-Reference board held a special meeting to review the status of the discussions with potential counterparties regarding a strategic transaction generally and OPKO’s proposal in particular. At the invitation of the Bio-Reference board, members of Bio-Reference’s senior management and representatives from Davis Polk were present. During the meeting, management and the Bio-Reference board reviewed the discussions to date with third parties, industry trends and challenges, the challenges facing Bio-Reference as a standalone company and Bio-Reference’s business plan were it to remain independent. Management informed the directors about the meetings that had taken place between

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management and OPKO in late March and early April 2015. The Bio-Reference board had a preliminary discussion concerning OPKO’s April 8th proposal, including a discussion regarding how a combination with OPKO could allow Bio-Reference to achieve its strategic goal of leveraging its technological solutions and experience in genomics and genetic sequencing to facilitate new drug discovery. While the Bio-Reference board made no decision with respect to the potential sale of Bio-Reference to OPKO, it authorized management and its advisors to continue discussions with OPKO in order to better understand the extent of OPKO’s interest. The Bio-Reference board determined that OPKO’s proposal was interesting and attractive and that it would be in the best interest of Bio-Reference’s shareholders to explore the potential transaction further.

On April 13, 2015, Dr. Grodman and Mr. Faherty met with Dr. Frost in Washington, D.C., and continued their discussions regarding a potential transaction. Also on April 13, 2015, Dr. Frost visited the headquarters of Bio-Reference’s GeneDx subsidiary in Gaithersburg, Maryland.

During the week of April 13, 2015, OPKO, together with its legal and financial advisors, intensified its business, legal and financial due diligence of Bio-Reference. The following week, Bio-Reference provided OPKO with access to an electronic data room containing certain non-public information regarding Bio-Reference’s business and operations. The data room included, among other things, (i) general corporate documents, (ii) financial information, (iii) loan documents, (iv) tax-related documents, (v) employee- and personnel-related documents, (vi) agreements with various of Bio-Reference’s service providers and other material commercial contracts, (vii) insurance information, and (viii) regulatory, licensing and compliance-related information. The data room was maintained and updated by Bio-Reference’s management in response to OPKO’s diligence requests, and the Bio-Reference board was regularly updated on the substance and timing of such diligence.

On a continuing basis up until the signing of the merger agreement on June 3, 2015, Bio-Reference supplied OPKO and its representatives with due diligence information regarding Bio-Reference, and representatives of both parties engaged in multiple follow-up due diligence calls on various topics.

On April 21, 2015, Dr. Grodman, Mr. Todd and Mr. Faherty, together with Allen & Company, met with members of OPKO’s senior management and J.P. Morgan Securities LLC, or J.P. Morgan, OPKO’s financial advisor, in Miami, Florida and continued their discussions regarding a potential transaction.

On April 23, 2015, the Bio-Reference board held a telephonic meeting. At the invitation of the Bio-Reference board, members of Bio-Reference’s senior management and representatives from Allen & Company and Davis Polk were present. The Bio-Reference board discussed OPKO’s proposal to acquire Bio-Reference, the status of OPKO’s due diligence investigation of Bio-Reference and the nature of the due diligence review that management would conduct on OPKO with the assistance of financial, pharmaceutical, accounting and legal advisors and consultants. Allen & Company discussed, among other things, the financial terms of the proposed transaction. The Bio-Reference board, management and advisors discussed Bio-Reference’s stand-alone business and prospects, Bio-Reference’s potential strategic alternatives and the potential for the transaction to allow Bio-Reference to leverage its genomic and gene sequencing data and technological solutions to facilitate new drug discovery. Bio-Reference’s board, management and advisors also discussed the previous communications with potential counterparties for potential strategic transactions, including both financial sponsors and strategic counterparties. Following the discussion, while the Bio-Reference board made no decision with respect to the potential sale of Bio-Reference to OPKO, it authorized management and its advisors to continue discussions with OPKO to better enable the Bio-Reference board to determine whether a transaction with OPKO was both actionable and in the best interests of Bio-Reference’s shareholders considering, among other matters, the effects of a transaction with OPKO on Bio-Reference’s employees, and directed management, with the assistance of advisors, to conduct detailed due diligence on OPKO.

On April 24, 2015, Bio-Reference, together with its advisors, commenced detailed reverse business, legal and financial due diligence of OPKO. OPKO provided Bio-Reference access to an electronic data room containing certain non-public information regarding OPKO’s business and operations. The data room included, among other things, (i) general corporate documents, (ii) financial information, including

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consolidating financials, (iii) loan documents, (iv) tax-related documents, (v) employee- and personnel-related documents, (vi) purchase agreements with respect to prior acquisitions, (vii) other material commercial contracts, (viii) insurance information, (ix) IP-related documents, including licenses and trademark records, (x) real estate leases, (xi) regulatory, licensing and compliance-related information, and (xii) potential product pipeline and other technical data The data room was maintained and updated by OPKO’s management in response to Bio-Reference’s diligence requests.

On a continuing basis up until the signing of the merger agreement on June 3, 2015, Bio-Reference engaged in due diligence of OPKO. Members of senior management and other representatives of both parties also engaged in multiple follow-up due diligence calls on various topics. Given that Bio-Reference shareholders will receive OPKO common stock as merger consideration, the Bio-Reference board and management conducted extensive due diligence on OPKO.

On April 29, 2015, in accordance with Bio-Reference’s directives, Allen & Company provided J.P. Morgan with Bio-Reference’s projections for fiscal years 2015 to 2018 as further summarized and described in the section titled “The Merger—Certain Unaudited Financial and Operating Forecasts” beginning on page 75 of this proxy statement/prospectus.

On May 1, 2015, Bio-Reference and OPKO executed a confidentiality agreement to more specifically detail the parties’ obligations regarding the exchange of information with respect to the potential transaction under discussion. This confidentiality agreement was in addition to the confidentiality agreement previously executed between the parties. Bio-Reference and OPKO determined, after discussions with their advisors, that it was preferable to enter into an additional confidentiality agreement that would contain terms, such as a standstill provision, customary in the context of a transaction such as the potential transaction. Also on May 4, 2015, Greenberg Traurig, P.A., or Greenberg Traurig, outside counsel to OPKO, sent Davis Polk an initial draft of the merger agreement.

The initial draft of the merger agreement provided, among other things, that the closing conditions relating to accuracy of representations and warranties be generally subject to a “material” standard and the termination fee payable by Bio-Reference in certain circumstances equal $50.0 million, which represented approximately 4.1% of the then-proposed equity value of the potential transaction.

On May 4, 2015, Bio-Reference retained Torreya Partners, or Torreya, to assist Bio-Reference in its due diligence review of OPKO’s business including, in particular, OPKO’s product development pipeline, and Torreya began its due diligence review of OPKO. Torreya’s due diligence review included evaluating the potential market value of the products in OPKO’s development pipeline and evaluating the efficacy profile, safety profile, regulatory status, clinical development status, medical relevance, commercial potential, manufacturability and intellectual property of such products.

On May 13, 2015, in accordance with OPKO’s directives, J.P. Morgan provided Allen & Company with OPKO’s projections for fiscal years 2015 to 2019 as further summarized and described in the section titled “The Merger—Certain Unaudited Financial and Operating Forecasts” beginning on page 75 of this proxy statement/prospectus. The projections provided by OPKO included less detail than the projections provided by Bio-Reference.

On May 12, 2015, Davis Polk sent Greenberg Traurig a revised draft of the merger agreement, reflecting Bio-Reference’s response to OPKO’s initial draft. Among other things, Bio-Reference requested that the Bio-Reference board be permitted to change its recommendation regarding the transaction in response to an intervening event that was not an acquisition proposal, that the closing conditions relating to accuracy of representations and warranties be generally subject to a “material adverse effect” standard, and that the termination fee payable by Bio-Reference in certain circumstances be reduced to $35.0 million (instead of the $50.0 million amount initially proposed by OPKO), which represented approximately 2.9% of the then-proposed equity value of the potential transaction.

On May 14, 2015, Bio-Reference retained MSPC Certified Public Accountants and Advisors, P.C., or MSPC, to assist Bio-Reference in its due diligence review of OPKO’s business, including OPKO’s

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business activities, operational areas and financial information, and MSPC began its due diligence review of OPKO.

On May 15, 2015, Greenberg Traurig sent Davis Polk a further revised draft of the merger agreement. Among other things, OPKO eliminated the provision allowing the Bio-Reference board to change its recommendation regarding the transaction in response to an intervening event that was not an acquisition proposal, provided that the closing condition relating to accuracy of representations and warranties be subject in a number of cases to a “materiality” (and not a “material adverse effect”) standard, and provided that the termination fee payable by Bio-Reference in certain circumstances be $45.0 million, which represented approximately 3.7% of the then-proposed equity value of the potential transaction, plus reimbursement of up to $3.0 million of expenses.

On May 18, 2015, Davis Polk and Greenberg Traurig conducted negotiations regarding the merger agreement and later in the day Davis Polk sent Greenberg Traurig a revised draft of the merger agreement reflecting, among other things, a revised formulation of the provision allowing the Bio-Reference board to change its recommendation following an intervening event, reversion to a “material adverse effect” qualification for the closing condition relating to accuracy of a majority of the representations and warranties, that the termination fee payable by Bio-Reference in certain circumstances be $33.5 million, which represented approximately 2.8% of the then-proposed equity value of the potential transaction, plus reimbursement of up to $3.0 million of expenses. Following delivery of this draft, negotiations between Davis Polk and Greenberg Traurig regarding the merger agreement continued until the signing of the merger agreement on June 3, 2015 and Greenberg Traurig and Davis Polk exchanged numerous revised drafts of the merger agreement during this time.

On May 20, 2015, Dr. Grodman met with members of OPKO’s senior management in Miami, Florida and continued their discussions regarding a potential transaction, including in particular the movements in each company’s stock price since the April 8, 2015 meeting between Dr. Grodman and Dr. Frost.

On the morning of May 22, 2015, the Bio-Reference board held a special meeting. At the invitation of the Bio-Reference board, members of Bio-Reference’s senior management and representatives of Allen & Company, Davis Polk and Torreya were present. At the meeting, Bio-Reference’s senior management updated the Bio-Reference board on discussions with OPKO. Representatives of Torreya made a presentation to the Bio-Reference board regarding their due diligence review of OPKO and its product pipeline and answered questions from the Bio-Reference board regarding Torreya’s analysis and review. Torreya’s presentation included a discussion of the products in OPKO’s product pipeline and the potential opportunities and challenges Torreya identified as being critical to those products. The Bio-Reference board and its advisors discussed OPKO’s proposed terms and exchange ratio. Allen & Company reviewed with the Bio-Reference board, among other things, financial matters relating to OPKO’s proposal and Bio-Reference’s previous efforts to contact potential counterparties regarding potential strategic transactions involving Bio-Reference, including both financial sponsors and strategic counterparties, as well as certain laboratory market dynamics, including pricing pressure from new genetic testing companies and reimbursement pressure from government and commercial payers. Bio-Reference’s management, board and advisors discussed how a combination with OPKO could provide Bio-Reference with an expanded platform to leverage its genomic and gene sequencing data and technological solution in order to facilitate new drug discovery. At the conclusion of the meeting, the Bio-Reference board authorized senior management to continue discussions with OPKO, including with respect to seeking to increase the consideration payable by OPKO.

During the afternoon of May 22, 2015, Drs. Grodman and Frost had a telephone conversation to discuss the transaction including, in particular, the proposed exchange ratio. At the beginning of the discussion, Dr. Grodman proposed an exchange ratio of 3.00 shares of OPKO common stock for each share of Bio-Reference common stock; Dr. Frost countered with an exchange ratio of 2.50 shares of OPKO common stock for each share of Bio-Reference common stock based on the increase in the price of OPKO common stock since April 8, 2015. After extensive negotiations, Dr. Frost told Dr. Grodman that OPKO’s final and best offer was an exchange ratio of 2.75 shares of OPKO common stock for each share of Bio-

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Reference common stock, implying a value of $48.35 of OPKO common stock for each share of Bio-Reference common stock based upon the closing price of OPKO common stock on May 21, 2015. Based upon such closing price, this proposal reflected a premium of 43.2% to the closing price of Bio-Reference common stock on May 21, 2015. Drs. Grodman and Frost agreed to recommend this level of merger consideration to their respective boards of directors. Following this conversation, Dr. Grodman contacted Dr. Frost and indicated that, were the closing price of OPKO common stock to decrease, prior to the execution of a definitive merger agreement, such that the implied value of the merger consideration fell below $43.50 per share of Bio-Reference common stock, Bio-Reference would expect an upward adjustment of the exchange ratio to ensure that the implied value of the merger consideration equaled or exceeded $43.50 per share prior to the execution of a definitive merger agreement.

Following these discussions, Davis Polk and Greenberg Traurig continued to negotiate the terms, and exchange drafts, of the merger agreement.

In connection with negotiations of the merger agreement, on various occasions the representatives of OPKO indicated that OPKO would require members of Bio-Reference’s senior management team to enter into revised employment agreements that would, among other things, waive their “single-trigger” severance rights under their existing employment agreements. Dr. Grodman had described these requests to the Bio-Reference board on several occasions. The Bio-Reference board had instructed management to defer negotiations of employment agreements until after price negotiations on the merger had concluded. On May 27, 2015 (after OPKO had made its best and final price proposal and Drs. Grodman and Frost agreed to recommend this level of merger consideration to their respective boards of directors), Davis Polk sent to Greenberg Traurig draft employment agreements for certain senior executives of Bio-Reference that would be executed in conjunction with the merger agreement and become effective at the closing of the proposed transaction. Over the period May 28 through June 2, 2015, the parties and their respective legal counsel had extensive negotiations and discussions regarding the terms of these agreements. OPKO expressed its concern that the draft agreements did not adequately assure OPKO as to the continuity of key members of the Bio-Reference management team following the consummation of a potential transaction. Bio-Reference expressed its concerns that the draft agreements, particularly in light of the stock consideration being paid to Bio-Reference’s shareholders in the merger, did not adequately ensure that the Bio-Reference senior management team would have the discretion and ability to execute its strategic plans. Bio-Reference also believed that, were the members of Bio-Reference management to waive the “single-trigger” provisions of their existing employment agreements, any new agreements should provide them with the opportunity to exercise severance rights in the event that certain changes to Bio-Reference’s were made following the completion of the merger. These negotiations escalated and appeared to reach an impasse shortly before a Bio-Reference board meeting scheduled for June 2, 2015.

On June 2, 2015, the Bio-Reference board held a special meeting to review the terms of the proposed transaction with OPKO. At the invitation of the Bio-Reference board, members of Bio-Reference’s senior management and representatives of Allen & Company and Davis Polk were also present. Prior to the meeting, copies of the draft merger agreement, presentations prepared by each of Davis Polk and Allen & Company and proposed board resolutions were made available to the directors. Representatives of Davis Polk reviewed with the directors their fiduciary duties with respect to the transaction and the terms of the merger agreement, including the exchange ratio, regulatory covenants, closing conditions, termination rights and associated termination fees, as well as the outstanding issues on the merger agreement. Allen & Company reviewed with the Bio-Reference board its financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated June 2, 2015, to the Bio-Reference board to the effect that, as of such date and based on and subject to the matters set forth in its opinion, the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to holders of Bio-Reference common stock.

Dr. Grodman reviewed with the board management’s efforts over an extended period of time to realize Bio-Reference’s strategic goal of creating a larger healthcare platform to leverage its genomic and gene sequencing data and technological solutions to facilitate new drug discovery, and discussed his belief that the proposed transaction with OPKO would help Bio-Reference achieve this strategic goal. The Bio-Reference board, management and advisors discussed Bio-Reference prospects as a stand-alone company,

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including a discussion of certain laboratory market dynamics, pricing pressure from new genetic testing companies and reimbursement pressure from government and commercial payers. The Bio-Reference board and its advisors reviewed the prior discussions Bio-Reference had with other potential counterparties. The Bio-Reference board concluded that it was unlikely that any other counterparty would have the strategic interest and financial capability to offer value to Bio-Reference’s shareholders in excess of the proposed transaction with OPKO. The Bio-Reference board also concluded that the draft merger agreement would not preclude such a buyer, if any, from making a potentially superior proposal following the announcement of a transaction with OPKO. Dr. Grodman summarized the proposed terms of the employment agreements for certain senior executives to be effective at closing, including an overview of the ongoing discussions with OPKO regarding certain terms. Dr. Grodman indicated that, as he had indicated to OPKO management, without satisfactory resolution of the outstanding issues in the draft employment agreements, he was not comfortable recommending the merger. The Board had previously discussed, and discussed again at this meeting, the importance of ensuring the continuity of the senior management team after the merger in light of the stock consideration being paid to Bio-Reference’s shareholders in the merger and the importance of the senior management team to the merged company’s ability to execute its strategic plans, and instructed management to seek to finalize these employment agreements on the terms described. Following these discussions, the directors unanimously determined that it was fair to and in the best interests of Bio-Reference and its shareholders to enter into the merger agreement, substantially in the form presented, and to consummate the merger and the other transactions contemplated thereby, and the directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated thereby, directed that the merger agreement be submitted to shareholders of Bio-Reference for consideration and resolved to recommend that shareholders of Bio-Reference approve and adopt the merger agreement and approve the merger.

Following the Bio-Reference board meeting, Bio-Reference, OPKO and their respective counsel continued to finalize the merger agreement and the employment agreements for certain Bio-Reference executives. These agreements were discussed at a June 2, 2015 meeting of the OPKO board and negotiations regarding the employment agreements reached an impasse shortly after this OPKO board meeting, with OPKO and Bio-Reference each indicating their willingness to suspend or abandon negotiations on the merger absent satisfactory resolution of the employment agreements. Following a call between Drs. Grodman and Frost, negotiations on the employment agreements resumed in the early afternoon on June 3, 2015, and these agreements were approved at a June 3, 2015 meeting of the OPKO board following the resolution of outstanding issues. Following the June 3, 2015 OPKO board meeting, these agreements were finalized, and OPKO and Bio-Reference signed the merger agreement overnight and, early on the morning of June 4, 2015, prior to the commencement of trading on the NASDAQ Global Select Market and the New York Stock Exchange, Bio-Reference and OPKO issued a joint press release announcing the transaction.”

The Merger – Opinion of Bio-Reference’s Financial Advisor

The Section of the Proxy Statement “The Merger – Opinion of Bio-Reference’s Financial Advisor” starting on page 67 of the Proxy Statement is hereby amended and supplemented as follows:

Under the caption “Opinion of Bio-Reference’s Financial Advisor” (starting on page 67), the second sentence in the current first full paragraph on page 70 is hereby deleted and replaced with the following:

“No company, business or transaction used in the financial analyses is identical to Bio-Reference, OPKO, their respective businesses or the merger, nor were individual multiples derived for each of the selected companies or selected transactions independently determinative of Allen & Company’s views with respect to its selected public companies or selected precedent transactions analyses, and an evaluation of the results of those analyses is not entirely mathematical.”

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Under the caption “Opinion of Bio-Reference’s Financial Advisor – Bio-Reference Financial Analysis” (starting on page 70), the current first paragraph under the caption on page 70 (excluding the bulleted list) is hereby deleted and replaced with the following:

“Selected Public Companies Analysis. In performing a selected public companies analysis of Bio-Reference, Allen & Company reviewed publicly available financial and stock market information of the following three selected companies that Allen & Company in its professional judgment considered generally relevant for comparative purposes since, as is the case with Bio-Reference, such companies are publicly traded companies with operations in the clinical laboratories industry, collectively referred to as the Bio-Reference selected companies:”

Under the caption “Opinion of Bio-Reference’s Financial Advisor – Bio-Reference Financial Analysis” (starting on page 70), the current first full paragraph on page 71 (excluding the table) is hereby deleted and replaced with the following:

“Selected Precedent Transactions Analysis. In performing a selected precedent transactions analysis of Bio-Reference, Allen & Company reviewed, to the extent publicly available, financial information relating to 10 selected transactions that Allen & Company in its professional judgment considered generally relevant for comparative purposes since, as is the case with Bio-Reference and the merger, such transactions involved target companies with operations in the clinical laboratories industry, collectively referred to as the selected transactions:”

Under the caption “Opinion of Bio-Reference’s Financial Advisor – Bio-Reference Financial Analysis” (starting on page 70), the current second paragraph on page 72 (excluding the table) is hereby deleted and replaced with the following:

“Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Bio-Reference to calculate the estimated present value of the standalone unlevered, after-tax free cash flows (defined as non-GAAP earnings before interest, taxes, depreciation and amortization, less (i) taxes, (ii) changes in working capital and (iii) capital expenditures) that Bio-Reference was forecasted to generate during the remaining four-month period of the fiscal year ending October 31, 2015 through the full fiscal year ending October 31, 2018 based on internal forecasts and other estimates of Bio-Reference’s management. Terminal values for Bio-Reference were calculated by applying to Bio-Reference’s estimated EBITDA for the fiscal year ending October 31, 2018 a selected range of terminal value EBITDA multiples of 7.0x to 8.0x. The cash flows and terminal values were then discounted to present value (as of June 30, 2015) using discount rates ranging from 8.5% to 10.5% derived from a weighted average cost of capital calculation. For purposes of this analysis, stock-based compensation was treated as a non-cash expense. This analysis indicated the following approximate implied equity value per share reference range for Bio-Reference, as compared to the implied per share merger consideration:”

Under the caption “Opinion of Bio-Reference’s Financial Advisor – OPKO Financial Analysis” (starting on page 72), the current second full paragraph on page 73 (excluding the table) is hereby deleted and replaced with the following:

“Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of OPKO to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that OPKO was forecasted to generate during the second half of the calendar year ending December 31, 2015 through the full calendar year ending December 31, 2018 based on internal forecasts and other estimates of OPKO’s management with respect to calendar years 2015 through 2017 and internal forecasts, estimates

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and assumptions for calendar year 2018 provided or reviewed by OPKO’s management. Terminal values for OPKO were calculated by applying to OPKO’s estimated revenue for the calendar year ended December 31, 2018 a selected range of terminal value revenue multiples of 12.0x to 14.0x. The cash flows and terminal values were then discounted to present value (as of June 30, 2015) using discount rates ranging from 9.0% to 11.0% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied equity value per share reference range for OPKO, as compared to the per share closing price of OPKO common stock on June 1, 2015:”

Under the caption “Opinion of Bio-Reference’s Financial Advisor – Additional Information” (starting on page 73) the last bullet point at the end of the current first paragraph under the caption is hereby deleted and replaced with the following:

•	“implied premiums in selected precedent all-cash transactions announced or consummated from January 1, 2011 to June 1, 2015 involving North American target companies with pre-transaction market capitalizations of $750.0 million to $1.25 billion, which indicated implied premiums based on the target company’s closing stock price on the last trading day prior to public announcement of the relevant transaction of approximately (7.2)% to 85.5% (with a mean of 26.6% and a median of 25.3%), as compared to the premiums implied for Bio-Reference based on the implied per share merger consideration of $50.35 (utilizing the merger exchange ratio of 2.75x and the closing price of OPKO common stock on June 1, 2015 of $18.31 per share) and the closing prices of Bio-Reference common stock on June 1, 2015 and average prices of Bio-Reference common stock during the five-day, 10-day, 20-day, 30-day and 180-day periods prior to June 1, 2015 of approximately 53.5%, 52.8%, 51.0%, 51.8%, 49.8% and 58.6%, respectively; and

•	estimated revenue growth of the selected companies from calendar year 2015 to calendar year 2016, which ranged from approximately 2.2% to 8.6% (with a mean of 6.3% and a median of 8.1%) as compared to Bio-Reference’s estimated revenue growth during such period of approximately 9.5% (based on internal forecasts and other estimates of Bio-Reference’s management), and calendar year 2015 estimated EBITDA and net income margins of the selected companies, which ranged from approximately 18.3% to 20.7% (with a mean of 19.9% and 20.6%), respectively, as compared to Bio-Reference’s calendar year 2015 estimated EBITDA and net income margins of approximately 13.7% and 6.1%, respectively (based on publicly available research analysts’ estimates), and approximately 13.2% and 5.8%, respectively (based on internal forecasts and other estimates of Bio-Reference’s management).”

The Merger – Certain Unaudited Financial and Operating Forecasts

The Section of the Proxy Statement “The Merger – Certain Unaudited Financial and Operating Forecasts – Unaudited Financial and Operating Forecasts of Bio-Reference” starting on page 75 of the Proxy Statement is hereby amended and supplemented as follows:

Under the caption “Certain Unaudited Financial and Operating Forecasts – Unaudited Financial and Operating Forecasts of Bio-Reference” (starting on page 75), the current first paragraph and first table on page 76 is hereby deleted and replaced with the following:

“The following table presents a summary of the Bio-Reference Management Projections.

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(in thousands, except for Earnings Per Share and EBITDA %)
Year Ended October 31,
	2015E	2016E	2017E	2018E
Total Net Revenues	$927,252	$1,010,309	$1,129,112	$1,247,948
Operating Income	93,787	112,366	142,543	176,277
Income Taxes	38,962	47,356	60,183	74,523
Net Income	52,756	64,069	81,425	100,825
Number of Shares Outstanding	27,855	27,855	27,855	27,855
Earnings Per Share	1.89	2.30	2.92	3.62
EBITDA[1]	121,063	141,739	174,825	211,360
EBITDA %[4]	13.06%	14.03%	15.48%	16.94%
Unlevered Free Cash Flow[2,3]	15,677	70,509	52,055	69,837

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization for a specified time period.

(2) Unlevered Free Cash Flow as derived by Bio-Reference’s financial advisor, and as reviewed and approved by Bio-Reference, from the Bio-Reference Management Projections.

(3) Unlevered Free Cash Flow means EBITDA, less unlevered cash taxes, less capital expenditures, less increase in working capital, less other cash items. 2015E Unlevered Free Cash Flows are reflected for the remaining four-month period of the fiscal year ended October 31, 2015.

(4) EBITDA % means EBITDA divided by Total Net Revenue.”

Under the caption “Certain Unaudited Financial and Operating Forecasts – Unaudited Financial and Operating Forecasts of OPKO” (starting on page 76), the current first sentence of the third paragraph under the caption on page 76 is hereby deleted and replaced with the following:

“The following table presents a summary of the OPKO Management Projections, as provided to Bio-Reference and its advisors.”

Interests of Bio-Reference’s Directors and Executive Officers in the Merger - Equity Interests of Bio-Reference’s Directors and Executive Officers

The Section of the Proxy Statement “Interests of Bio-Reference’s Directors and Executive Officers in the Merger - Equity Interests of Bio-Reference’s Directors and Executive Officers” starting on page 107 of the Proxy Statement is hereby amended and supplemented as follows:

Under the caption “Equity Interests of Bio-Reference’s Directors and Executive Officers” (starting on page 107) the second footnote is hereby deleted and replaced with the following:

(2)	“Mr. Singer retired from his position as Chief Financial Officer of Bio-Reference on April 30, 2015 for reasons unrelated to the consideration of the Merger. Mr. Singer continues to serve as a director of Bio-Reference. Includes 1,000 shares owned directly and 12,132 shares owned by trusts for the benefit of Mr. Singer and his family members, of which Nancy Kelly-Singer, Mr. Singer’s wife, and Mr. Singer are co-trustees.”

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The Merger – Litigation Related to the Merger

The Section of the Proxy Statement “The Merger – Litigation Related to the Merger” starting on page 83 of the Proxy Statement is hereby amended and supplemented as follows:

The Section captioned “Litigation Related to the Merger” (starting on page 83) is hereby deleted and replaced with the following:

“Following the announcement of the merger, four putative class action complaints challenging the merger were filed in the Superior Court of New Jersey in Bergen County. Two of the complaints were filed in the Law Division, and two of the complaints were filed in the Chancery Division. The complaints are captioned: Ertan v. Bio-Reference Laboratories, Inc., et al., No. L-5697-15 (filed on June 18, 2015 in the Law Division of Bergen County); Cohen v. Bio-Reference Laboratories, Inc., et al., No. L-5701-15 (filed on June 18, 2015 in the Law Division of Bergen County); Scott v. Bio-Reference Laboratories, Inc., et al., No. C-215-15 (filed on July 15, 2015 in the Chancery Division of Bergen County); and Katcher v. OPKO Health, Inc., et al., No. C-207-15 (filed on July 16, 2015 in the Chancery Division of Bergen County). The complaints name Bio-Reference, OPKO, Merger Sub and members of the Bio-Reference board as defendants. The complaints generally allege, among other things, that members of the Bio-Reference board breached their fiduciary duties to Bio-Reference’s shareholders by agreeing to sell Bio-Reference for an inadequate price and agreeing to inappropriate deal protection provisions in the merger agreement that may preclude Bio-Reference from soliciting any potential acquirers and limit the ability of the Bio-Reference board to act with respect to investigating and pursuing superior proposals and alternatives. The complaints also allege that Bio-Reference, OPKO and Merger Sub have aided and abetted the Bio-Reference board members’ breaches of their fiduciary duties. Certain of the complaints also allege that the Form S-4 omits certain material information. The complaints seek injunctive relief enjoining Bio-Reference and OPKO from consummating the merger at the agreed-upon price unless and/or until the defendants cure their breaches of fiduciary duty (or, in the event the merger is consummated, rescinding the merger or awarding rescissory damages). The complaints also seek to recover costs and disbursement from the defendants, including attorneys’ fees and experts’ fees. On August 4, 2015, the four complaints were consolidated by order of the Chancery Division of the Superior Court of New Jersey in Bergen County (the “Court”).

During late July and early August 2015, the parties to the consolidated action engaged in expedited document and deposition discovery. On August 7, 2015, following expedited discovery, the parties to the consolidated action entered into a memorandum of understanding (“MOU”) setting forth the terms of a settlement of the consolidated action. Pursuant to the MOU, and without admitting any wrongdoing or that these supplemental disclosures are material or required to be made, defendants agreed to include in this Form 8-K certain supplemental disclosures demanded by plaintiffs in the consolidated action. In addition, defendants have acknowledged that plaintiffs’ prosecution of the consolidated action was the sole cause of Bio-Reference’s decision to send letters, on July 22, 2015, to two entities with which it had executed non-disclosure agreements to discuss a potential transaction with Bio-Reference, notifying those entities that Bio-Reference had waived certain provisions of those agreements which (absent waiver) could have prevented them from making a competing proposal to acquire Bio-Reference.

The MOU further provides that, among other things, (a) the parties will negotiate a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the Court for review and approval; (b) the Stipulation will provide for dismissal of the consolidated action with prejudice; (c) the Stipulation will include a release of defendants of claims relating to, among other things, the merger and the merger agreement; and (d) the settlement is conditioned on, among other things, consummation of the merger, class certification, and final approval of the settlement by the Court after notice to the Bio-Reference’s shareholders. Defendants believe that the allegations and claims in the consolidated action are

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without merit and, if the settlement does not receive final approval, intend to defend against them vigorously. Defendants are entering into the settlement solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. The settlement will not affect the timing of the merger or the amount or form of consideration to be paid in the merger.”

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Bio-Reference Laboratories, Inc. (“Bio-Reference Laboratories”) and OPKO Health, Inc. (“OPKO”). In connection with this proposed business combination, Bio-Reference Laboratories and/or OPKO will file relevant materials with the Securities Exchange Commission (the “SEC”), including an OPKO registration statement on Form S-4, which was filed with the SEC on July 2, 2015, was amended by Amendment No. 1 on July 15, 2015, and was declared effective on July 17, 2015, and a definitive proxy statement/prospectus in connection with the proposed transaction, which was filed by Bio-Reference Laboratories and OPKO on July 20, 2015. Bio-Reference Laboratories first mailed the definitive proxy statement/prospectus to Bio-Reference Laboratories shareholders on July 20, 2015. INVESTORS AND SECURITY HOLDERS OF BIO-REFERENCE LABORATORIES AND OPKO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Bio-Reference Laboratories and/or OPKO through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Bio-Reference Laboratories are available free of charge on Bio-Reference Laboratories’ website at http://www.bioreference.com or by contacting Bio-Reference Laboratories’ Investor Relations Department by email at tmackay@bioreference.com or by phone at (201) 791-2600. Copies of the documents filed with the SEC by OPKO are available free of charge on OPKO’s website at www.opko.com or by contacting OPKO’s Investor Relations Department by email at contact@opko.com or by phone at (305) 575-4100.

Participants in Solicitation

Bio-Reference Laboratories, OPKO, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Bio-Reference Laboratories is set forth in its Annual Report on Form 10-K for the year ended October 31, 2014, which was filed with the SEC on January 13, 2015, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2015 which was filed with the SEC on June 9, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 5, 2015, April 29, 2015, June 4, 2015, June 8, 2015, June 10, 2015 and June 11, 2015. Information about the directors and executive officers of OPKO is set forth in its amended Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015 and April 30, 2015, its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on May 7, 2015, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which was filed with the SEC on May 11, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 19, 2015, June 4, 2015, June 9, 2015, June 10, 2015, June 18, 2015 and July 2, 2015.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement/prospectus and other relevant materials filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed acquisition of Bio-Reference

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Laboratories by OPKO, including any statements regarding the expected timetable for completing the proposed transaction, synergies, benefits and opportunities of the proposed transaction, future opportunities for the combined company and products, future financial performance and any other statements regarding OPKO’s and Bio-Reference Laboratories’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of Bio-Reference Laboratories and OPKO, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of Bio-Reference Laboratories’ shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; ability to successfully integrate the businesses; risk that the transaction and its announcement could have an adverse effect on Bio-Reference Laboratories’ ability to retain customers and retain and hire key personnel; the risk that any potential synergies from the transaction may not be fully realized or may take longer to realize than expected; new information arising out of clinical trial results; and the risk that the safety and/or efficacy results of existing clinical trials will not support continued clinical development, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this communication may become outdated over time. OPKO and Bio-Reference Laboratories do not assume any responsibility for updating any forward-looking statements. Additional information concerning these and other factors can be found in Bio-Reference Laboratories’ and OPKO’s respective filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov, including Bio-Reference Laboratories’ and OPKO’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the definitive proxy statement/prospectus. The foregoing list of important factors is not exclusive. Bio-Reference Laboratories and OPKO assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2015	Bio-Reference Laboratories, Inc.

	By:	/s/ Marc D. Grodman
Name: Marc D. Grodman Title: Chairman of the Board, President and Chief Executive Officer